Salesforce & Tableau Announcement of Definitive Agreement to Acquire Tableau June 10, 2019 Exhibit 99.2

Call Participants Mark Hawkins President & Chief Financial Officer, Salesforce Marc Benioff Chairman & Co-Chief Executive Officer, Salesforce Adam Selipsky President & Chief Executive Officer, Tableau Bret Taylor President & Chief Product Officer, Salesforce

Statement under the Private Securities Litigation Reform Act of 1995 Forward-Looking Statements This presentation contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this presentation include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s and Tableau’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change. Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce assumes no obligation and does not intend to update these forward-looking statements, except as required by law. Financial metrics are based on ASC606 standard throughout this presentation.

Additional Information and Where to Find it The exchange offer referenced in this communication has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Salesforce and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”).  At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. Tableau STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF Tableau SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES.  The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Tableau stock at no expense to them.  The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge on the SEC Filings section of the Investor Information section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge on the Investor section of Tableau's website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com. In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Salesforce’s and Tableau's filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov. Non-GAAP Financial Measures This presentation includes information about non-GAAP diluted earnings per share and non-GAAP operating margin (collectively the “non-GAAP financial measures”). These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP. Management uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the company’s performance. The primary purpose of using non-GAAP measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the company’s results in the same way management does. Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the company’s operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the company’s business. Further, to the extent that other companies use similar methods in calculating non-GAAP measures, the provision of supplemental non-GAAP information can allow for a comparison of the company’s relative performance against other companies that also report non-GAAP operating results. Non-GAAP diluted earnings per share excludes, to the extent applicable, the impact of the following items: stock-based compensation, amortization of purchased intangibles, gains on strategic investments, as well as income tax adjustments. These items are excluded because the decisions that give rise to them are not made to increase revenue in a particular period, but instead for the company’s long-term benefit over multiple periods.

Transaction Overview

salesforce + tableau

Strategic Rationale	• Salesforce and Tableau will supercharge customers' digital transformations — enabling them to **unlock data** across their entire company and **surface deeper insights** to **make smarter decisions**, **drive intelligent customer experiences** and **accelerate innovation**
Transaction Consideration	• 100% stock consideration which is intended to be tax-free for the Tableau shareholders • 1.103 shares of Salesforce common stock for each share of Tableau common stock • Enterprise value of approximately $15.7 billion[1]
Salesforce Updated FY20 Financial Guide[2]	• Revenue: $16.45 billion to $16.65 billion, 24% to 25% year-over-year growth • Non-GAAP diluted EPS: $2.68 to $2.70 per share • Operating cash flow: 21% to 22% year-over-year growth • Non-GAAP operating margin: (75) bps year-over-year decrease
Management & Governance	• Tableau will continue to be led by current CEO Adam Selipsky and the current leadership team. The company will remain focused on their mission of helping people see and understand data
Expected Closing	• Expected to close in our Q3 FY20 ending October 31, 2019 • Subject to acceptance by majority of outstanding Tableau shares, receipt of regulatory approvals and other customary conditions

1. Based on Salesforce three-day VWAP of $158.64 as of June 7, 2019
2. Guidance provided June 10, 2019

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The #1 CRM with the #1 analytics platform Combination of Industry-Leading Companies The #1 CRM enabling companies to connect with their customers in whole new ways A pioneer of self-service analytics with the #1 analytics platform that helps people see and understand data

Industry Leaders with Powerful Growth Opportunity Note: Salesforce fiscal year ends January 31 and Tableau fiscal year ends December 31 1. Revenue and revenue growth rate reflect high-end of Salesforce guidance range for FY20 provided on June 4, 2019 2. Revenue and revenue growth rate reflect high-end of Tableau guidance range for FY19 provided on May 2, 2019 3. Industry analysts 37,000+ Employees $ 16.25B FY 2020E Revenue1 150,000+ 22% FY 2020E Revenue Growth Rate1 Customers 12% CRM Market CAGR CY18-223 Employees $ 1.40B CY 2019E Revenue2 21% CY 2019E Revenue Growth Rate2 86,000+ 4,200+ Customer accounts 11% Modern BI Market CAGR CY18-223

Strategically Aligned Across Vision, Culture & Values

	Focus on Customer Success & Innovation	Vibrant User Community	Strong Philanthropic Involvement
salesforce	#1 CRM	1.4M Trailblazers globally 13M Trailhead badges	$288M+ Charitable grants[1] 4M+ Volunteer hours[1]
tableau	#1 Analytics platform	1M+ Tableau community members 2M+ Vizzes[3] published in Tableau Public	$100M Committed donations[2] 7K+ Organizations supported[2]



1. Grants and hours are cumulative through Q1 FY20. Grants are made from Salesforce Foundation
2. Commitment to fund $100 million in software, training and financial support between October 2018 and 2025. Organizations supported as of May 31, 2019
3. Data visualizations that have been published to Tableau Public

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Tableau’s Modern Analytics Platform Desktop Browser Mobile Embedded Data Access Deployment Security & Compliance Extensibility & APIs Data Prep Governance Content Discovery Analytics Collaboration On-Premises Cloud Hosted Windows Linux Mac Multi-Tenant

Tableau Provides Analytics at Scale Analytics for everyone Analytics in any app and process Organization-wide deployments Self-service data management

Companies of all sizes leverage Tableau to see and understand data Leading Companies Rely on Tableau Media & Gaming Financial Services Retail & Consumer Goods Travel & Transportation Public Sector & Education Healthcare & Life Sciences Services & Agencies Technology

Salesforce Customer 360 AI BUILDER Blockchain IoT MOBILE Vision VOICE SECURITY Customer 360 Platform Customer 360 APIs * 11 *Subject to the closing of the proposed acquisition of Tableau

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